Exhibit 99.1

DATATRAK International, Inc. Files Lawsuit Against Former Shareholders of ClickFind, Inc.

Suit Seeks Compensatory and Punitive Damages for Breaches of Representations and Warranties Made by ClickFind

Cleveland, Ohio, September 12, 2008 — DATATRAK International, Inc. (NASDAQ: DATA), today announced that it has filed a lawsuit against certain former shareholders of ClickFind, Inc. over numerous breaches of the representations and warranties made by ClickFind in the merger agreement whereby DATATRAK acquired ClickFind in February 2006. DATATRAK’s suit, filed in the United States District Court for the Northern District of Ohio, Eastern Division, alleges that ClickFind and certain of its former shareholders willfully and fraudulently failed to disclose material information in connection with DATATRAK’s acquisition of ClickFind, in breach of several of the representations and warranties made by ClickFind in the February 2006 merger agreement.

DATATRAK is seeking compensatory and punitive damages from certain of the former shareholders of ClickFind. Furthermore, DATATRAK is seeking reformation of the February 2006 merger agreement such that the $18 million purchase price is adjusted to reflect what DATATRAK would have paid for ClickFind had ClickFind disclosed the subject material information.

The outcome of the dispute with the former shareholders of ClickFind will not affect DATATRAK’s rights to the technology purchased from ClickFind or DATATRAK’s ability to deliver any of its products or services.

About DATATRAK International, Inc.

DATATRAK International, Inc. is a worldwide technology company focused on the provision of multi-component eClinical solutions and related services for the clinical trials industry. The Company delivers a complete portfolio of software products that were created in order to accelerate clinical research data from investigative sites to clinical trial sponsors and ultimately the FDA, faster and more efficiently than manual methods or loosely integrated technologies. DATATRAK’s eClinical software suite can be deployed worldwide through an ASP offering or in a licensed Enterprise Transfer model that fully empowers its clients. The DATATRAK software suite and its earlier versions have successfully supported hundreds of international clinical trials involving thousands of clinical research sites and encompassing tens of thousands of patients in 59 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 16 drugs and one medical device that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio, and Bryan, Texas. Its common stock is listed on the NASDAQ Stock Market under the ticker symbol “DATA.” Visit the DATATRAK International, Inc. web site at www.datatrak.net.

Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. These forward-looking statements are made based on management’s expectations, assumptions, estimates and current beliefs concerning the operations, future results and prospects of the Company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. Factors that may cause actual results to differ materially from those in the forward-looking statements include the limited operating history on which the Company’s performance can be evaluated; the ability of the Company to continue to enhance its software products to meet customer and market needs; fluctuations in the Company’s quarterly results; the viability of the Company’s business strategy and its early stage of development; the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; the Company’s dependence on major customers; government regulation associated with clinical trials and the approval of new drugs; the ability of the Company to compete in the emerging EDC market; losses that potentially could be incurred from breaches of contracts or loss of customer data; the inability to protect intellectual property rights or the infringement upon other’s intellectual property rights; delisting of the Company’s common shares from the Nasdaq due to our failure to continue to meet applicable Nasdaq Capital Market requirements; the Company’s success in integrating ClickFind’s operations into its own operations and the costs associated with maintaining and/or developing two product suites; the outcome of the Company’s disputes with the former shareholders of ClickFind; the effects and outcomes of the Company’s exploration of potential opportunities directed at maximizing shareholder value; and general economic conditions such as the rate of employment, inflation, interest rates and the condition of capital markets. This list of factors is not all-inclusive. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry. The Company undertakes no obligation to update publicly or revise any forward-looking statement whether as a result of new information, future events or otherwise.

CONTACT FOR DATATRAK:

Jeffrey A. Green, Pharm.D., FCP Chief Executive Officer DATATRAK International, Inc. 440/443-0082 x112	Ray Merk Chief Financial Officer DATATRAK International, Inc. 440/443-0082 x181